UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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CNX Resources Corporation

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CNX Resources Corporation
CNX Center
1000 Horizon Vue Drive, Suite 400
Canonsburg, Pennsylvania 15317-6506
Telephone (724) 485-4000

ANNUAL MEETING OF SHAREHOLDERS – MAY 7, 2026

March 26, 2026

To: Shareholders of CNX Resources Corporation

Two thousand twenty-five marked another year of successfully executing our unique Sustainable Business Model and Appalachia First vision to create long-term intrinsic per share value for our owners. Through the fourth quarter of 2025, the company delivered an industry leading 24 consecutive quarters of positive free cash flow (FCF) generation. This unmatched track record of FCF generation highlights our high-quality asset base, industry-leading low-cost business structure, and the long-term efficacy of our capital allocation strategy.

The company generated approximately $1.0 billion of net cash provided by operating activities in 2025, which resulted in approximately $646 million in annual FCF.(1) From the beginning of 2020 through the end of 2025, we generated $5.6 billion of net cash provided by operating activities, which resulted in $2.9 billion of FCF.(1) Our ability to generate consistent, meaningful FCF, speaks directly to the durability and quality of our asset base and our relentless focus on driving long-term per share value creation. As of January 23, 2026, we had 142.4 million shares outstanding, which includes the effect of 9.5 million shares issued in December to settle part of our convertible notes. This 37% net reduction in shares outstanding since the share count peaked in the third quarter of 2020 is a top-tier result not just within our industry, but across the broader capital markets as well.

The company’s ability to consistently generate strong, differentiated FCF stems from our deep legacy asset footprint across Appalachia and a long-standing culture of operational innovation and risk mitigation. CNX’s competitive strengths are anchored in structural cost efficiencies created by our fully integrated upstream and midstream operations, along with our “stacked pay” acreage position in one of the most productive, cost-effective, and lowest methane-intensity natural gas regions globally. Additionally, our portfolio of ultra-low carbon intensity premium products - including remediated mine gas (RMG) - combined with industry-leading environmental stewardship practices, such as the pioneering Radical Transparency initiative developed in collaboration with the Commonwealth of Pennsylvania, safeguards and enhances the company’s social license to operate. At the same time, these efforts position us to capitalize on an expanding demand for low carbon intensity energy solutions.

We believe that, together, these structural advantages, supported by CNX’s disciplined capital management, its operational excellence, and its unique license to operate, create a differentiated investment opportunity relative to our peers and position us to drive meaningful long-term intrinsic value per share growth for our shareholders.

Capital Allocation

Our resources, processes, and decisions remain concentrated on optimizing the long-term intrinsic value of the company. Our capital allocation strategy follows the math to identify the highest risk-adjusted rate of return investment opportunities. In 2025, that math primarily led us to seek to compound shareholder value through investments in high rate of return integrated Marcellus and Utica development to maintain production levels, share repurchases at prices that we believe represent a discount to our estimate of intrinsic value, and a strategic tuck-in acquisition in one of our core operating areas.

We repurchased 16.9 million shares of our common stock during 2025 for $528 million, representing an average price of $31.00 per share. Furthermore, since 2017 and through January 23, 2026, we have repurchased approximately 143 million shares of our common stock for $2.5 billion at an average price of $17.39 per share. We believe that our discretionary share repurchase program provides us with an opportunity to create incredible value for our long-term, likeminded shareholders who will benefit as their per share value continues to grow meaningfully over the coming years.

Additionally, during 2025 we executed several value-accretive asset portfolio transactions by monetizing non-core acreage and acquiring assets in our core development areas at attractive valuation levels. On January 27, 2025, CNX completed the strategic bolt-on acquisition of the natural gas upstream and associated midstream business of Apex Energy II, LLC for total cash consideration of $518 million. This transaction expands our existing stacked Marcellus and Utica undeveloped leasehold in the Central Pennsylvania (CPA) region and provides an existing infrastructure footprint that can be leveraged for future development, underscoring our confidence in the opportunities that have been unlocked from pioneering development in this region. We further optimized and expanded our development inventory in late 2025 by entering into an agreement to acquire the Utica Shale rights across approximately 23,000 nearly contiguous acres situated beneath the legacy APEX Energy footprint for approximately $50 million, paid ratably over a three-year period. Lastly, we divested approximately 7,500 acres of Marcellus Shale rights located primarily in Monroe County, Ohio, for net proceeds of $57 million.

On the balance sheet, the company ended the fourth quarter of 2025 with approximately $2.4 billion in total long-term debt. As of the end of the fourth quarter of 2025, the weighted average maturity of our senior unsecured debt is approximately five years, and we maintain a significant runway before our nearest long-term debt maturity, providing us with considerable flexibility to take advantage of any market disconnects or other opportunities that may arise. Since the third quarter of 2020, we have reduced outstanding adjusted net debt by approximately $137 million, inclusive of approximately $518 million of borrowing associated with the Apex Energy acquisition. We continue to evaluate the timing of further debt reduction as part of our clinical approach to capital allocation.

Low Carbon Intensity Premium Products

In 2025, we generated $66 million in net sales primarily through the monetization of environmental attributes associated with 17.3 Bcf of RMG from our waste methane capture operations in Virginia and Pennsylvania. In the near term, we expect to continue to monetize similar volumes of environmental attributes into the low carbon electricity generation market via the Pennsylvania Alternative Energy Portfolio Standard (AEPS) program. We continue to focus on expanding our premium, low carbon intensity RMG product into emerging markets – such as manufacturing, data centers, transportation, and aviation – that are seeking to decarbonize their supply chains.

We also continue to pursue emerging regulatory compliance programs that further validate the intrinsic positive economic and environmental value of waste methane capture and beneficial use, taking a waste product and converting it into a new source of domestic energy. For example, 2025 saw important updates to RMG’s previous inclusion into the Department of Energy’s Research and Development Greenhouse gases, Regulated Emissions, and Energy use in Technologies (GREET) life cycle assessment model, as well as RMG’s inclusion as an eligible feedstock in the 45ZCF-GREET model which underpins the 45Z Clean Fuels Production Tax Credit. As a result of this inclusion, we expect to be able to generate an incremental $20 million of net sales associated with the monetization of 45Z tax credits in 2026, subject to full adoption of the final rule.

Tangible, Impactful, Local ESG

At CNX, environmental stewardship and community investment are not abstract commitments - they are responsibilities grounded in our deep, multi-generational presence across Appalachia. We operate where we live, and that proximity demands strict accountability. As we produce affordable, reliable, and environmentally friendly energy for today and tomorrow, we are equally committed to further reducing our environmental footprint, protecting the region’s air and water, and strengthening economic opportunity for the communities that surround our operations – always prioritizing Appalachia First.

Our approach to ESG is intentionally Tangible, Impactful, and Local, driven by measurable data, transparent reporting, and direct engagement with the people and places we serve. In 2025, we continued to advance those commitments through our Radical Transparency program and our commitment to community impact through the CNX Mentorship Academy and the micro-TIL community investment model:

●	Radical Transparency – Creating Mutual Trust through Facts and Data: As CNX expands its Radical Transparency program, continuous monitoring by Clean Air Engineering shows site-level emissions remain well below national air quality standards. Since launch, the program has collected nearly 1 million datapoints (projected by mid-2026), all directly transmitted to the Pennsylvania Department of Environmental Protection (PADEP) and posted publicly on CNX’s website. Monitoring now spans active and archived sites, providing real-time air, water, and chemical data. In May 2025, PADEP began the nation’s most intensive independent study of unconventional gas wells, with CNX granting continuous access to monitor air emissions of a Washington County well pad before, during, and after development of the new wells. Learn more at: www.cnx.com/sustainability-radical-transparency/environment/monitoring-sites/.

●	Community Impact Update:

Advancing Regional Career Pathways: The CNX Mentorship Academy continues to connect high school students from underserved rural and urban Appalachian communities to family-sustaining careers that do not require a four-year degree. A cornerstone of CNX’s Appalachia First strategy, the program grew to 122 students in the 2024–2025 cohort, a 44% increase, representing 28 schools across five Pennsylvania counties. Students engage in hands-on learning, mentorship, and career exploration across energy, manufacturing, healthcare, building trades, and other key sectors. The Academy’s expanding network of employers, labor groups, nonprofits, and schools continues to build strong local talent pipelines across southwestern Pennsylvania.

Spurring Hyper-Local Community Investment: CNX is committed to strengthening the region’s social fabric through a hyper localized community investment model that directs our investment decisions straight to individuals, families, and small organizations within the company’s operating communities. Unlike traditional broad corporate giving, micro-TIL emphasizes measurability, meaningful and lasting impact, and a strict local focus, ensuring that every dollar and volunteer hour addresses real needs close to home. The strategy relies on direct support, community driven prioritization, and agility, enabling rapid response to emerging issues in the communities we operate such as essential needs hardship, veterans’ support, and disaster recovery. By making investments that are local and targeted, micro-TIL strengthens community wellbeing and builds a virtuous cycle of regional economic development. Launched in early 2025, our unique micro-TIL effort continues to see steady progress with investments totaling nearly $300,000 in the short period since inception of the program.

CNX’s Mission Statement

Our developed performance metrics are ultimately designed to help us achieve our mission:

To empower our team to embrace and drive innovative change that creates long-term per share value for our   investors, enhances our communities, and delivers energy solutions for today and tomorrow.

Guiding Principles (Year-After-Year)

The company’s Board of Directors and management team continue to focus on guiding CNX according to the following three essential principles:

1. Optimizing long-term per share returns for our shareholders

We invest capital exclusively in high-return projects which maximizes both capital allocation flexibility and long-term per share value for our shareholders.

We strongly believe that a steadfast, relentless commitment to best-in-class safety and environmental compliance increases efficiencies and margins, both important drivers of long-term intrinsic value per share.

2. Efficiently and prudently allocating capital

We focus on systematically earmarking capital dollars to the investment opportunities with the highest risk-adjusted returns. Period.

We typically insist on minimum internal rates of return of 20% for all capital investments and our internal projections are based on commodity price assumptions that are at or below the NYMEX strip.

Key components of our long-term capital allocation strategy include the following:

●	Methodical execution on high internal rate of return exploration & development projects;

●	Balance sheet strength to drive capital allocation flexibility;

●	Opportunistic share count reduction where we see a significant margin of safety and discount to intrinsic value;

●	Strategic control of our midstream assets, which provides operating cost advantages and increases cumulative FCF across our long-term plan; and

●	Risk mitigation via a robust hedge book and tiered service contracts.

3. Seizing opportunities as the leading Appalachian energy company

Over the next few years, we plan to continue prioritizing the following core initiatives to optimize predictable FCF generation:

●	Lower Our Costs. With an emphasis on the power of autonomy for business units, we plan to continually seek to reduce costs in our business units, seeking to maintain a low-cost position relative to our peers.

●	Programmatic Hedging. We will continue to follow a robust and programmatic hedging strategy. To optimize predictability, we intend to lock in returns by employing a “total” hedge strategy that hedges both NYMEX and basis, differentiating CNX from its peers.

●	Incentives. Utilize compensation programs that align management’s interests with those of our shareholders through annual FCF per share targets. Our long-term incentive compensation programs focus on share price outperformance, tangible methane emission metrics, and are designed to directly align management’s interests with those of our shareholders. The goal is to place management in the same shoes as our owners.

●	Growth Through Low Carbon Intensity Premium Products. We seek to leverage our unique asset base and core competencies in the development and commercialization of premium low carbon gas and technology products to drive intrinsic per share value growth.

Leadership Transition

In September 2025, the company announced that Alan Shepard, then serving as President and Chief Financial Officer, would assume the role of President and Chief Executive Officer (CEO) effective January 1, 2026.

In January 2026, CNX marked the conclusion of a singular era. After 35 years of unflinching dedication to CNX, Nick Deiuliis retired as CEO, leaving behind a company that is nearly unrecognizable from the one he joined - in the best possible way.

Nick’s vision and leadership turned a legacy coal producer into a premier natural gas development, production, midstream, and technology company. Nick transformed CNX, delivering industry-leading shareholder returns and placing the company in the strongest financial position in its 162-year history. Nick’s most enduring gifts may be the standard of excellence he set for every employee and his uncompromising commitment to our core values and guiding principles. While Nick steps away from the day-to-day, his influence remains as a member of the board of directors and as a fellow shareholder.

Conclusion

During 2025, we saw an increase in the national awareness of the need for clean and reliable baseload energy feedstocks such as natural gas as the potential for new energy demand emerges from data centers and the re-shoring of manufacturing. Our opportunity set to meet this potential new demand remains deep and durable. As these emerging tailwinds propel us into the future, our priorities and relentless dedication to our core values will remain unchanged.

We will continue to manage CNX with an owner’s mindset and a long-term horizon. Every decision we make has been and will be measured against its ability to create enduring value per share. As Warren Buffett reminds us, “Price is what you pay. Value is what you get.”

Thank you for your continued investment, trust, and partnership. We are committed to earning it every day.

Ian McGuire Chairman of the Board of Directors CNX Resources Corporation	Alan Shepard President and Chief Executive Officer CNX Resources Corporation

(1)	FCF, Net Debt, and Adjusted Net Debt are financial measures not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Reconciliations of non-GAAP measures provided in this letter to the nearest GAAP measures are set forth in Appendix A to the company’s Proxy Statement, filed on March 26, 2026. CNX is unable to provide a reconciliation of projected FCF in this letter without unreasonable effort. This is due to our inability to calculate the comparable GAAP projected metrics, given the unknown effect, timing, and potential significance of certain income statement items.

This letter contains forward-looking statements, estimates and projections within the meaning of the federal securities laws. Statements that are not historical are forward-looking and may include our operational and strategic plans; estimates of gas reserves and resources; projected timing and rates of return of future investments; and projections and estimates of future production, revenues, income, and capital spending. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements, estimates and projections. Investors should not place undue reliance on forward-looking statements as a prediction of future actual results. The forward-looking statements in this letter speak only as of the date hereof; we disclaim any obligation to update the statements, and we caution you not to rely on them unduly. Specific factors that could cause future actual results to differ materially from the forward-looking statements are described in detail under the captions “Cautionary Statement Regarding Forward- Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (SEC) and any subsequent reports filed with the SEC. Those risk factors discuss, among other matters, pricing volatility or pricing decline for natural gas and natural gas liquids (NGLs); local, regional and national economic conditions and the impact they may have on our customers; events beyond our control, including global or domestic health crisis or global instability, our operations and national and global economic conditions, generally; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas; the financial condition of our customers; any non-performance by customers of their contractual obligations; changes in customer, employee or supplier relationships resulting from a proposed transaction; ability to qualify for environmental attribute credits and the volatility of environmental attribute markets and changes in safety, health, environmental and other regulations.

CNX’s management uses certain non-GAAP financial measures for planning, forecasting and evaluating business and financial performance, and believes that they are useful for investors in analyzing the company. Although these are not measures of performance calculated in accordance with generally accepted accounting principles (GAAP), management believes that these financial measures are useful to an investor in evaluating CNX because (i) analysts utilize these metrics when evaluating company performance and have requested this information as of a recent practicable date, (ii) these metrics are widely used to evaluate a company’s operating performance, and (iii) we want to provide updated information to investors. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with GAAP. In addition, because all companies do not calculate these measures identically, these measures may not be comparable to similarly titled measures of other companies.